Emerald Oil, Inc. Announces Pricing of Public Offering of Common Stock

Denver, Colorado – September 25, 2012 – Voyager Oil & Gas, Inc. (doing business under the assumed business name of Emerald Oil, Inc.) (“Emerald” or the “Company”) (NYSE MKT: EOX) announced today that it has priced a public offering of 93,750,000 shares of its common stock to the public at $0.80 per share. The gross proceeds to Emerald from the offering are expected to be $75.0 million, and the net proceeds are expected to be approximately $69.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses. Emerald expects to close the sale of the shares of common stock on September 28, 2012, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of common stock from Emerald at the offering price, less underwriters’ discounts and commissions, solely to cover over-allotments.

Emerald expects to use the net proceeds from this offering, along with cash on hand, to repay a portion of its outstanding indebtedness, fund its drilling and development expenditures and leasehold acquisitions, including its recently announced proposed leasehold acquisition, and for general corporate purposes, including working capital.

Johnson Rice & Company L.L.C., Canaccord Genuity Inc. and Macquarie Capital (USA) Inc. are acting as the joint book-running managers and Global Hunter Securities, LLC and KLR Group are acting as co-managers for the offering.

The shares will be issued pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before investing, prospective investors should read the prospectus supplement, when available, and the related prospectus and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Johnson Rice & Company L.L.C., 639 Loyola Ave, Suite 2775, New Orleans, LA 70113, (504) 525-3767, from Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, (617) 371-3900 or from Macquarie Capital (USA) Inc., Attention: Prospectus Department, 125 West 55th Street, New York, NY 10019, (888) 268-3937.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of their approximately 48,100 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald has also accumulated 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Emerald believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These forward-looking statements involve risks and uncertainties including, among others, risks impacting the ability of Emerald to complete any public offering of its securities because of general market conditions or other factors. Emerald undertakes no obligation to publicly update or revise any forward-looking statement.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com